Exhibit (h) (viii)

FMI FUNDS, INC.
FOURTH AMENDMENT TO THE TRANSFER AGENT
 SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of the 20th day of December, 2013, to the Transfer Agent Servicing Agreement, dated as of December 17, 2003, as amended March 23, 2006, December 21, 2007, and December 31, 2010 (the "Agreement"), is entered into by and between FMI Funds, Inc., a Wisconsin corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the reorganization of the FMI Common Stock Fund into the Company was approved by the shareholders on November 25, 2013 and shall be effective January 31, 2014; and

WHEREAS, the Company and USBFS desire to amend the list of funds; and

WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John S. Brandser	By: /s/ Michael R. McVoy

Name: John S. Brandser	Name: Michael R. McVoy

Title: Vice President	Title: Senior Vice President

Amended Exhibit A
to the
Transfer Agent Servicing Agreement
Fund Names

Separate Series of the FMI Funds, Inc.

Name of Series
FMI Large Cap Fund
FMI International Fund
FMI Common Stock Fund (effective on or after January 31, 2014)